S&P Global Adds Hubert Joly to its Board of Directors
NEW YORK, December 16, 2025 – S&P Global (NYSE: SPGI) announced today that its Board of Directors has approved the addition of Mr. Hubert Joly to the Board, effective January 2, 2026.

Mr. Joly is the former Chair and Chief Executive Officer at Best Buy and is now a senior lecturer at Harvard Business School. Earlier in his career, Mr. Joly served as President and CEO of Carlson, a global hospitality and travel company. In addition to his teaching post at Harvard, Mr. Joly is a member of the Board of Directors of Johnson & Johnson and was until recently on the Board of Ralph Lauren Corporation. He is also a Trustee of the New York Public Library. Mr. Joly has been recognized as one of the top 100 CEOs in the world by Harvard Business Review and is the author of the best-selling book “The Heart of Business.”

“I'm delighted to welcome Hubert to our Board,” said Martina L. Cheung, President and CEO of S&P Global. “Hubert has built a stellar reputation as a gifted CEO and inspiring thought leader. I look forward to working closely with him as we continue to lead and support our people and clients through rapid technological innovation and transformation.”

“We are very pleased to have Hubert join our Board,” said Ian P. Livingston, Non-Executive Chairman of the Board of S&P Global. “Hubert joins at an exciting period at S&P Global, and his expertise in leadership and change will be a great asset to the Board.”

“I am honored to join the Board of S&P Global,” said Hubert Joly. “I am inspired by the role the company plays in providing essential intelligence to its customers and how it helps them unlock opportunities. I look forward to working with my fellow board members supporting Martina and her leadership team as they move the company forward.”

Mr. Joly will serve on the Board’s Audit and Compensation and Leadership Development Committees.

About S&P Global

S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise, and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through sustainability and energy transition across supply chains, we unlock new opportunities, solve challenges, and accelerate progress for the world.

We are widely sought after by many of the world's leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity, and automotive markets. With every one of our offerings, we help the world's leading organizations plan for tomorrow and today. For more information, visit www.spglobal.com.

Investor Contact:

Mark Grant
Senior Vice President, Investor Relations and Treasurer
+1 347-640-1521
mark.grant@spglobal.com

Media Contact:

April Kabahar
Global Head of Corporate Communications
+1 (917) 796-3121
april.kabahar@spglobal.com